Exhibit 5

EXECUTION VERSION

STANDBY COMMITMENT AGREEMENT

THIS AGREEMENT is made as of the 24th day of October, 2016.

AMONG:

BURCON NUTRASCIENCE CORPORATION, a Yukon corporation, having an office at 1946 West Broadway, Vancouver, British Columbia, V6J 1Z2

("Burcon")

AND:

ITC CORPORATION LIMITED, a corporation incorporated pursuant to the laws of Bermuda with an office at 30th Floor, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong

(the "First Standby Purchaser")

AND:

ALLAN YAP, an individual resident at xxxxxxx xxxxx xxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

(the "Second Standby Purchaser")

WHEREAS:

A.	Burcon proposes to create and issue to holders of record of its issued and outstanding Common Shares (as defined below) as at the Record Date (as defined below), rights ("Rights") entitling the holders thereof to subscribe for and purchase Common Shares (the "Rights Offering");

B.	Pursuant to the Rights Offering, each holder of Common Shares will be entitled to receive one Right for each Common Share held by such holder on the Record Date, with 18 Rights entitling the holder to purchase one Common Share at a price of $2.58 per Common Share (the "Subscription Price"), for an aggregate of 1,990,708 Common Shares offered under the Rights Offering;

C.	As of the date hereof, the First Standby Purchaser and its wholly owned subsidiaries hold 7,477,821 Common Shares in the aggregate and the Second Standby Purchaser holds 1,484,261 Common Shares;

D.	Any holder of Common Shares who exercises such holder's right (the "Basic Subscription Privilege") to subscribe for all the Common Shares that can be initially purchased upon exercise of all Rights issued to such holder shall be entitled to subscribe for additional Common Shares under the Rights Offering at the Subscription Price (the "Additional Subscription Privilege"), in the manner set forth in the Rights Offering Notice and the Rights Offering Circular (each as defined below);

E.	Upon and subject to the terms and conditions of this standby commitment agreement (this "Agreement"), the First Standby Purchaser and the Second Standby Purchaser (together, the "Standby Purchasers") have agreed that if less than 1,990,708 Common Shares are subscribed for under the Rights Offering, they, or their respective permitted assignee(s) in accordance with Section 9.8, will exercise their Basic Subscription Privilege, exercise their Additional Subscription Privilege and purchase from Burcon such number of Common Shares available to be purchased, but not otherwise subscribed for, under the Rights Offering at the Subscription Price, so that 1,990,708 Common Shares will have been issued under the Rights Offering, being the maximum number of Common Shares that may be issued under the Rights Offering (the "Standby Commitment");

F.	Under the Standby Commitment, the maximum obligations of: (i) the First Standby Purchaser will be as to 51% of the Standby Commitment, up to a maximum of 1,015,261 Common Shares, and (ii) the Second Standby Purchaser will be as to 49% of the Standby Commitment, up to a maximum of 975,447 Common Shares; and

G.	As consideration for the entry into of this Agreement and performing the obligations hereunder, the Standby Purchasers will be issued the Standby Warrants (as defined below) to acquire Common Shares as more particularly set out in Article 3.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree with each other as follows:

Article 1

INTERPRETATION

1.1	Whenever used in this Agreement (including the recitals hereto), unless the subject matter or context requires otherwise, the following words and terms shall have the following meanings:

(a)	"Business Day" means any day other than a Saturday or Sunday on which banks are open for business in Vancouver, British Columbia;

(b)	"Common Shares" means the common shares in the capital of Burcon as constituted as of the date hereof, and as hereafter adjusted for any subdivisions, consolidations or other capital reorganizations;

(c)	"Expiry Time" means the time of expiration of the Rights Offering, being 5:00 p.m. (Toronto time) on November 30, 2016;

(d)	"Public Record" means all documents or information filed on SEDAR by Burcon under applicable securities laws up to and including the date hereof;

(e)	"Record Date" means the date and time at which the Shareholders entitled to Rights pursuant to the Rights Offering, and the number of Rights to which each is entitled, is determined, estimated to be the close of business on or about November 3, 2016;

(f)	"Rights Offering Circular" means the circular of Burcon dated on or about October 24, 2016 in respect of the Rights Offering;

(g)	"Rights Offering Notice" means the notice of Burcon dated on or about October 24, 2016 in respect of the Rights Offering;

(h)	"Shareholder" means a holder of Common Shares of Burcon and "Shareholders" means all of them;

(i)	"Transfer Agent" means Computershare Investor Services Inc.;

(j)	"United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(k)	"U.S. Person" has the meaning ascribed to it in Rule 902 of Regulation S under the U.S. Securities Act; and

(l)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

1.2	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Article 2

STANDBY PURCHASE COMMITMENT

2.1	Upon and subject to the terms and conditions of this Agreement, the Standby Purchasers hereby agree that if less than 1,990,708 Common Shares are subscribed for under the Rights Offering, they, or their respective permitted assignee(s) in accordance with Section 9.8, will subscribe for and purchase from Burcon and Burcon hereby agrees to issue and sell to the Standby Purchasers, or their respective permitted assignee(s), at the Subscription Price such number of Common Shares available to be purchased, but not otherwise subscribed for, under the Rights Offering so that 1,990,708 Common Shares will have been issued under the Rights Offering, being the maximum number of Common Shares that may be issued under the Rights Offering. To the extent necessary to fulfill the Standby Commitment and subject to Section 2.2, the Standby Purchasers or their permitted assignee(s) shall:

(a)	first, if the number of Common Shares subscribed for by all Shareholders other than those subscribed by the Standby Purchasers and their permitted assignee(s) under the Rights Offering (the "Other Subscription") is less than the Standby Commitment, subscribe for such number of Common Shares which the Standby Purchasers or their respective affiliates or subsidiaries are entitled to purchase pursuant to the terms and conditions of the Basic Subscription Privilege attached to any Rights held by the Standby Purchasers or their respective affiliates or subsidiaries as are necessary to fulfill the Standby Commitment;

(b)	second, if the number of Common Shares to which the Standby Purchasers or their respective affiliates or subsidiaries are entitled under subsection (a) above together with the Other Subscription is less than the Standby Commitment, subscribe for such additional number of Common Shares under the Additional Subscription Privilege attached to any Rights held by the Standby Purchasers or their respective affiliates or subsidiaries as are necessary to fulfill the Standby Commitment after taking into account any Common Shares subscribed for under subsection (a) above; and

(c)	third, if the number of Common Shares to which the Standby Purchasers or their respective affiliates or subsidiaries are entitled under subsections (a) and (b) above together with the Other Subscription is less than the Standby Commitment, purchase such number of Common Shares which are potentially issuable by Burcon under the Rights Offering but not subscribed for by the Shareholders pursuant to the exercise of the Basic Subscription Privileges and the Additional Subscription Privileges and which are necessary to fulfill the Standby Commitment after taking into account any Common Shares subscribed for under subsections (a) and (b) above, provided always that the Standby Purchasers shall not be obligated to purchase Common Shares in an amount in excess of the Standby Commitment.

2.2	Under the Standby Commitment, the obligations of: (i) the First Standby Purchaser will be as to 51% of the number of Common Shares which all Standby Purchasers are required to purchase pursuant to Section 2.1, up to a maximum of 1,015,261 Common Shares, being 51% of the Standby Commitment, and (ii) the Second Standby Purchaser will be as to 49% of the number of Common Shares which all Standby Purchasers are required to purchase pursuant to Section 2.1, up to a maximum of 975,447 Common Shares, being 49% of the Standby Commitment.

2.3	If either of the Standby Purchasers is relieved from performance of its obligations under this Agreement pursuant to Section 3.5, the obligations of the other Standby Purchaser under this Agreement shall not be increased as if such relief had not occurred.

2.4	The obligation of each Standby Purchaser to complete the Closing (as defined below) shall be subject to the fulfilment, or the waiver by the applicable Standby Purchaser, of the following conditions, each of which is for the exclusive benefit of the applicable Standby Purchaser and may be waived by such Standby Purchaser at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it might have:

(a)	all documents to be delivered to the Standby Purchaser hereunder at or prior to the Closing will have been so delivered and will be in form and substance satisfactory to the Standby Purchaser, acting reasonably;

(b)	the representations and warranties of Burcon contained herein shall be true and correct as of the Closing as if made as of such time after giving effect to the transaction contemplated herein and in the Rights Offering Notice and the Rights Offering Circular and to the exercise of all or any part of the Rights;

(c)	Burcon shall have duly fulfilled and complied with all of its covenants contained herein to the extent that the same are required to be fulfilled or complied with at or prior to the Closing;

(d)	Burcon will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of the Toronto Stock Exchange (the "TSX") and all other governmental and regulatory bodies and any other person required in Canada in connection with the Rights Offering, the purchase of the Standby Commitment by the Standby Purchasers pursuant to this Agreement (including, without limitation, those relating to the listing of the Rights, the Common Shares issuable upon exercise of the Rights, the Warrant Shares (as defined below) and the Common Shares to be purchased by the Standby Purchasers hereunder, on the
TSX and the issuance of the Standby Warrants;

(e)	no material adverse change in the financial markets in Canada and no material adverse change (actual, anticipated, proposed or prospective, financial or otherwise) in the assets, liabilities (contingent or otherwise), business, affairs, operations, financial condition or capital of Burcon and its subsidiaries taken as a whole, including any such change resulting from a material adverse change in the financial markets in Canada, shall have occurred from the date of this Agreement to the Closing; and

(f)	no (i) order issued by any Canadian, United States or other governmental or regulatory authority or body and no statute, rule, regulation or executive order promulgated or enacted by the Canadian or United States government or any other governmental authority shall be in effect which, or (ii) action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency wherein an unfavourable judgment, order, decree, stipulation, injunction, or charge which, would (x) prevent consummation of any of the transactions contemplated by this Agreement or the Rights Offering or (y) cause any of the transactions contemplated by this Agreement or the Rights Offering to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

2.5	Burcon may, in its sole discretion, commence the Rights Offering at any time prior to December 31, 2016; provided that, if Burcon determines not to proceed with the Rights Offering for any reason, it shall be under no obligation to do so.

2.6	Each Standby Purchaser will be released from its obligation to complete the Closing if:

(a)	one or more of the conditions precedent to the Closing as set forth in Section 2.4 of this Agreement have not been satisfied or waived by the Standby Purchaser; or

(b)	Burcon fails to comply with its obligation to complete the Closing.

Article 3

STANDBY WARRANTS AND REGULATORY AND SHAREHOLDER APPROVALS

3.1	As consideration for the Standby Purchasers entering into this Agreement and performing their covenants hereunder, Burcon will issue to each Standby Purchaser on the Closing non-transferrable share purchase warrants (the "Standby Warrants") in the name of the respective Standby Purchaser or in such name as the Standby Purchaser may direct in writing before the Closing, pursuant to which the First Standby Purchaser will be entitled to subscribe for 253,815 Common Shares and the Second Standby Purchaser will be entitled to subscribe for 243,862 Common Shares, subject to adjustment in accordance with the terms thereof.

3.2	The subscription price per Common Share under the Standby Warrants will equal the Subscription Price (the "Exercise Price").

3.3	The Standby Warrants will expire on the date that is 2 years from the date of the Closing.

3.4	The obligations of the parties under this Agreement, including the obligation of Burcon to issue the Standby Warrants, are subject to the approval of applicable regulatory authorities, including without limitation the TSX. In addition, in accordance with the requirements of the TSX, the issuance of the Standby Warrants will be conditional upon the receipt of the following approvals of Shareholders, which will be sought at Burcon's next annual meeting expected to be held in September 2017 (the "Meeting"):

(a)	as the Exercise Price is lower than the market price of the Common Shares, the issuance of the Standby Warrants to the Standby Purchasers must be approved by at least a simple majority of the votes cast by Shareholders present in person or represented by proxy at the Meeting, with the votes attached to Common Shares held by the Standby Purchasers and their respective affiliates and associates being excluded from such vote (the "Price Approval"); and

(b)	since the Standby Purchasers are insiders of Burcon, the issuance of the Standby Warrants to the Standby Purchasers must be approved by at least a simple majority of the votes cast by Shareholders present in person or represented by proxy at the Meeting, with the votes attached to Common Shares held by the Standby Purchasers and their affiliates and associates being excluded from such vote (the "Insider Approval").

3.5	The parties hereto acknowledge and agree that the issuance and receipt of the Standby Warrants is a material inducement for the Standby Purchasers to enter into and perform their respective obligations under this Agreement. Accordingly, the Standby Purchasers shall have no further obligations hereunder unless the approval of the issuance of the Standby Warrants to the Standby Purchasers (conditional upon the receipt of the Price Approval and the Insider Approval) is obtained from the applicable regulatory authorities, including without limitation the TSX, within 60 days of the reference date of this Agreement and in any event before the Closing.

3.6	The First Standby Purchaser acknowledges and agrees that while Burcon will issue the Standby Warrants to the First Standby Purchaser on the Closing, such issuance will be conditional upon the receipt of the Price Approval and the Insider Approval and the Standby Warrants will not be exercisable by the First Standby Purchaser until such Price Approval and Insider Approval is obtained at the Meeting in accordance with the requirements of the TSX. In the event that the Price Approval or the Insider Approval is not obtained at the Meeting, Burcon will, within 3 Business Days after the Meeting, pay to the First Standby Purchaser a sum of C$52,387.47, representing a cash fee equal to 2% of the value of the First Standby Purchaser's obligations under the Standby Commitment, by bank draft, wire transfer, or in such other manner or to such nominee(s) as the First Standby Purchaser may direct by notice to Burcon.

3.7	The Second Standby Purchaser acknowledges and agrees that while Burcon will issue the Standby Warrants to the Second Standby Purchaser on the Closing, such issuance will be conditional upon the receipt of the Price Approval and the Insider Approval and the Standby Warrants will not be exercisable by the Second Standby Purchaser until such Price Approval and Insider Approval is obtained at the Meeting in accordance with the requirements of the TSX. In the event that the Price Approval or the Insider Approval is not obtained at the Meeting, Burcon will, within 3 Business Days after the Meeting, pay to the Second Standby Purchaser a sum of C$50,333.07, representing a cash fee equal to 2% of the value of the Second Standby Purchaser's obligations under the Standby Commitment, by bank draft, wire transfer, or in such other manner or to such nominee(s) as the Second Standby Purchaser may direct by notice to Burcon.

Article 4

REPRESENTATIONS AND WARRANTIES

4.1	Burcon represents and warrants to each Standby Purchaser that:

(a)	Burcon is a corporation validly existing under the laws of the Yukon and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted by it;

(b)	Burcon has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)	Burcon has taken all requisite corporate action to authorize the creation and issuance of the Rights, the issuance of the Common Shares upon the exercise of the Rights (including the issuance of the Common Shares to be purchased by the Standby Purchasers hereunder), the issuance of the Standby Warrant and the Warrant Shares and the execution and delivery of this Agreement and the performance of Burcon's obligations hereunder, and the execution and delivery of this Agreement and the performance of Burcon's obligations hereunder will not constitute a breach of, or default under, the articles of incorporation or by-laws of Burcon, or any of its subsidiaries, or of any agreement to which it, or any of its subsidiaries, is a party;

(d)	this Agreement has been duly executed and delivered by Burcon and constitutes a legal, valid and binding obligation of Burcon enforceable against Burcon in accordance with its terms;

(e)	Burcon is the beneficial owner of and/or has the right to use the properties, business and assets or the interests in the properties, business or assets referred to in the Public Record; all agreements by which Burcon holds an interest in a property, business or asset are in good standing according to their terms, and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

(f)	Burcon has complied and will comply fully with the requirements of all applicable corporate and securities laws, including, without limitation, the Securities Act (British Columbia) and its regulations, the TSX Company Manual and the Business Corporations Act (Yukon) in relation to the issue and trading of its securities and in all matters relating to the Offering;

(g)	except as disclosed in the Public Record, Burcon is not a party to any actions, suits or proceedings which could materially affect its business or financial condition, and no such actions, suits or proceedings are contemplated or have been threatened;

(h)	upon receipt of full payment therefor, the Common Shares issued pursuant to the Rights Offering will be duly and validly issued and Burcon will allot or set aside sufficient Common Shares in its treasury to issue the Common Shares (the "Warrant Shares") to be issued upon due exercise of the Standby Warrants and, upon receipt of full payment therefor, the Warrant Shares will be issued as fully paid and non-assessable;

(i)	there are no judgments against Burcon, if any, which are unsatisfied, nor are there any consent decrees or injunctions to which Burcon is subject; and

(j)	the Public Record does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading.

4.2	Each Standby Purchaser, severally and not jointly, represents and warrants on its own behalf to Burcon that:

(a)	if the Standby Purchaser is an individual, he or she is of legal age and is legally competent to execute and deliver this Agreement and to perform his or her obligations hereunder;

(b)	if the Standby Purchaser is a corporation:

(i)	it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(ii)	it has taken all requisite corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)	this Agreement has been duly executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser enforceable against the Standby Purchaser in accordance with its terms;

(d)	it is not resident in the United States or a U.S. Person;

(e)	it was not offered any Common Shares acquired pursuant to Section 2.1 or the Standby Warrants in the United States;

(f)	it was not in the United States at the time the buy order for any Common Shares acquired pursuant to Section 2.1 was or will be placed or this Agreement was executed;

(g)	it is not acquiring any Common Shares pursuant to Section 2.1 or the Standby Warrants for the account or benefit of a person in the United States or a U.S. Person;

(h)	it has no intention to distribute either directly or indirectly any Common Shares acquired pursuant to Section 2.1, the Standby Warrants or the Warrant Shares, if any, in the United States, except in compliance with the U.S. Securities Act and applicable state securities laws of any state of the United States;

(i)	it has not acquired any Common Shares pursuant to Section 2.1 or the Standby Warrants as a result of any form of directed selling efforts (as that term is used in Regulation S under the U.S. Securities Act); and

(j)	it acknowledges and agrees that the Standby Warrants shall not be exercisable by or on behalf of a person in the United States or a U.S. Person and that the Standby Warrants and the Warrant Shares, if any, will not be registered under the U.S. Securities Act or under applicable state securities laws of any state of the United States.

4.3	The First Standby Purchaser represents and warrants to Burcon that it acknowledges and agrees that the Standby Warrants issued to the First Standby Purchaser will not be exercisable by the First Standby Purchaser until the Price Approval and the Insider Approval is obtained at the Meeting.

4.4	The Second Standby Purchaser represents and warrants to Burcon that it acknowledges and agrees that the Standby Warrants issued to the Second Standby Purchaser will not be exercisable by the Second Standby Purchaser until the Price Approval and the Insider Approval is obtained at the Meeting.

Article 5

COVENANTS

5.1	Burcon covenants and agrees with each Standby Purchaser that:

(a)	at the time of filing and at the Closing, the Rights Offering Notice and the Rights Offering Circular will comply with the requirements of the securities laws pursuant to which they have been filed and the respective regulations thereunder, including the rules and policies of the TSX;

(b)	certificates representing the Rights shall be delivered to holders of Common Shares resident in the Canadian provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Nova Scotia and other jurisdictions where the Rights may be lawfully distributed, but not elsewhere, promptly following the Record Date and, upon such delivery, the Rights will be validly issued and outstanding and the holders thereof will be entitled to the rights and privileges relating thereto described in the Rights Offering Notice and the Rights Offering Circular; and

(c)	Burcon will take or cause to be taken all steps as may be necessary to ensure that the distribution of the Rights, the Common Shares issuable upon exercise of the Rights, the Common Shares to be purchased by the Standby Purchasers hereunder and the Warrant Shares comply with all applicable securities laws and regulations and all published rules, policies and notices of all securities commissions, stock exchanges, securities regulatory authorities or other governmental or regulatory bodies having jurisdiction and will use its best efforts to cause such distribution to take place in accordance with all such laws, regulations, rules, policies and notices.

Article 6

CLOSING ARRANGEMENTS

6.1	The closing (the "Closing") of the purchase by each Standby Purchaser and sale by Burcon of the Standby Commitment pursuant to this Agreement shall be completed at the offices of Burcon, at the Expiry Time or at such other time and place as Burcon and the Standby Purchasers may agree upon in writing.

6.2	At the Closing, Burcon shall deliver or cause to be delivered to each Standby Purchaser:

(a)	a certificate signed by any two officers of Burcon acceptable to the Standby Purchaser, certifying for and on behalf of Burcon that:

(i)	it has complied with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing;

(ii)	there has been no material adverse change (actual, anticipated, proposed or prospective, financial or otherwise) in the business, affairs, operations, assets, financial condition, liabilities (contingent or otherwise) or capital of Burcon and its subsidiaries taken as a whole, including any such change resulting from a material adverse change in the financial markets in Canada, from the date hereof to the Closing; and

(iii)	the representations and warranties of Burcon contained herein are true and correct as of the Closing after giving effect to the transactions contemplated herein and in the Rights Offering Notice and the Rights Offering Circular;

(b)	a definitive certificate representing the Common Shares to be purchased by the Standby Purchaser pursuant to Section 2.1(c) of this Agreement, if any, registered in the name of the Standby Purchaser or its permitted assignee(s); and

(c)	a warrant certificate representing the Standby Warrants to be issued to the Standby Purchaser or its permitted assignee(s),

against payment by the Standby Purchaser by bank draft, wire transfer or certified cheque to Burcon of the aggregate purchase price for the Common Shares to be purchased by the Standby Purchaser pursuant to this Agreement.

Article 7

INDEMNIFICATION AND CONTRIBUTION

7.1	Burcon agrees to indemnify and hold harmless each of the Standby Purchasers and their respective affiliates and their respective present and former directors, officers, employees, agents and controlling persons (each such person, an "Indemnified Party") to the extent fully permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the "Damages"), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from (i) any claims by a third party against an Indemnified Party in respect of the obligations of the Standby Purchasers under this Agreement or (ii) any inaccuracy in or breach or nonfulfillment of or noncompliance with any of the covenants or agreements or representations and warranties made by Burcon in this Agreement (collectively, the "Indemnifiable Events").

7.2	Burcon will reimburse each Indemnified Party for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising from an Indemnifiable Event, whether or not such Indemnified Party is a formal party to such Proceeding; provided, that Burcon will not be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or wilful misconduct of the Indemnified Party seeking indemnification hereunder.

7.3	If for any reason other than in accordance with this Agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless in respect of an Indemnifiable Event, then Burcon will contribute to the amount paid or payable by an Indemnified Party as a result of Damages (including all Expenses incurred) in respect of an Indemnifiable Event in such proportion as is appropriate to reflect the relative benefits to Burcon and/or the Shareholders on the one hand, and each Standby Purchaser and/or any other Indemnified Party on the other hand, in connection with the matters covered by this Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any alleged conduct relates to information provided by Burcon or other conduct by Burcon (or its employees or other agents) on the one hand, or by the Standby Purchasers, on the other hand.

7.4	Burcon agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not any Standby Purchaser or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of the applicable Standby Purchaser (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of such Standby Purchaser and each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

7.5	The indemnity, reimbursement and contribution obligations of Burcon hereunder will be in addition to any liability which Burcon may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Burcon or an Indemnified Party. The provisions of this Article 7 will survive the modification or termination of this Agreement.

Article 8

TERMINATION

8.1	Each Standby Purchaser may terminate its obligations under this Agreement by notice in writing to Burcon if:

(a)	the conditions precedent to the Closing, as set forth in Section 2.4 of this Agreement have not been satisfied or waived by the Standby Purchaser; or

(b)	any order to cease trading the securities of Burcon is made by a competent regulatory authority and that order is still in effect; or

(c)	the Rights Offering Notice and the Rights Offering Circular are not accepted for filing by the regulatory authorities having jurisdiction within 60 days of the reference date of this Agreement; or

(d)	the conditional approval from the TSX of the issuance of the Standby Warrants is not obtained from the applicable regulatory authorities within 60 days of the reference date of this Agreement.

Article 9

GENERAL

9.1	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, prepaid courier, email or facsimile, addressed as follows:

(a)	if to Burcon:

Burcon NutraScience Corporation

1946 West Broadway

Vancouver, British Columbia

V6J 1Z2

Attention:	Johann Tergesen
Telephone:	(604) 733-0896
Email:	jtergesen@burcon.ca
Facsimile:	(604) 733-8821

(b)	if to the First Standby Purchaser:

ITC Corporation Limited
30th Floor, Bank of America Tower
12 Harcourt Road
Central, Hong Kong

Attention:	Rosanna Chau
Telephone:	(852) 2831-8118
Email:	rchau@itc.com.hk
Facsimile:	(852) 2973-0939

(c)	if to the Second Standby Purchaser:

Mr. Allan Yap

xxxxxxxxxxxx

xxxxxxxxxxxxxxx

xxxxxxxxxxxxxxxxxxxxx

Attention:	Mr. Allan Yap
Telephone:	(604) 733-0896
Facsimile:	(604) 733-8821

or to such other address of which written notice is given in the manner specified herein, and each such notice or other communication shall be deemed to have been given and received on the date it is delivered (by personal delivery or prepaid courier) to such address, provided that, if such day is not a business day in the place of delivery, then it shall be deemed to have been given and received on the business day next following such day. Any notice or other communication transmitted by email or facsimile shall be deemed to have been given and received on the first business day at its destination after the date of transmission.

9.2	All warranties, representations, covenants and agreements of Burcon or the Standby Purchasers contained herein or contained in any document submitted pursuant to this Agreement and in connection with the transaction of purchase and sale herein contemplated shall survive the purchase of Common Shares by the Standby Purchasers and continue in full force and effect notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of each Standby Purchaser or Burcon.

9.3	Subject to applicable law and the rules and regulations applicable to Burcon and the Standby Purchasers, none of the parties hereto shall issue any press release or public announcement relating to matters provided for herein without the approval of the other parties hereto, which approval may not be unreasonably withheld or delayed.

9.4	Time shall be of the essence hereof.

9.5	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.6	Unless specifically otherwise provided, all dollar amounts referred to herein are in Canadian funds.

9.7	Burcon and each Standby Purchaser shall each sign such further and other documents, cause such meetings to be held, use their best efforts to cause such resolutions to be passed, exercise their vote and influence and do and perform (and cause to be done and performed) such further and other acts or things as may be necessary or desirable in order to give full effect to this Agreement.

9.8	Each of the Standby Purchasers may assign this Agreement or any of its rights hereunder to one or more wholly-owned subsidiaries or to one or more affiliates controlled by or under common control with the Standby Purchaser or nominate such assignee(s) to perform the Standby Commitment or any part thereof on its behalf provided that: (a) each such assignee is able to provide such representations and warranties and perform such covenants as are necessary in order for Burcon to issue the Standby Warrants, the Common Shares and/or the Warrant Shares to the assignee in compliance with all applicable securities legislation and stock exchange policies and for the assignee to act as guarantor to the Rights Offering in compliance with all applicable securities legislation and stock exchange policies; (b) in the case of the First Standby Purchaser, each such assignee is able to provide the representations and warranties set forth in subsections 4.2(d) through 4.2(j) and Section 4.3 of this Agreement; (c) in the case of the Second Standby Purchaser, each such assignee is able to provide the representations and warranties set forth in subsections 4.2(d) through 4.2(j) and Section 4.4 of this Agreement; and (d) the Standby Purchaser guarantees the obligations of the assignee(s) under this Agreement. Each Standby Purchaser hereby guarantees the obligations of its assignee(s) if there is an assignment of this Agreement. Subscription of Common Shares by the assignee(s) of a Standby Purchaser to the amount committed under the Standby Commitment shall be deemed to be the compliance of the Standby Commitment by such Standby Purchaser. For greater certainty, the First Standby Purchaser and Burcon acknowledge and agree that Large Scale Investments Limited and Great Intelligence Limited are wholly-owned subsidiaries of the First Standby Purchaser and, as a result, are permitted assignee(s) of the First Standby Purchaser for the purposes of this Section 9.8.

9.9	This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first stated above.

BURCON NUTRASCIENCE CORPORATION

By:	(signed) “Johann F. Tergesen”

ITC CORPORATION LIMITED

By:	(signed) “Kam Suet Fan”

(signed) “Allan Yap”
Witness	ALLAN YAP

Signature Page to Standby Commitment Agreement